Exhibit 16.1

April 5, 2017

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549-7561

Dear Sirs/Madams:

We have read Item 4 of Behringer Harvard Opportunity REIT II, Inc.’s Form 8-K dated April 5, 2017, and have the following comments:

1.                          We agree with the statements made in paragraphs one through five under the heading “(a) Dismissal of Independent Accountant”.

2.                          We have no basis on which to agree or disagree with the statements made in paragraphs six and seven under the heading “(b) Engagement of Independent Accountant”.

Yours truly,

/s/ Deloitte & Touche LLP
Deloitte & Touche LLP